Exhibit 3d

SOSID: 0320669
ARTICLES OF AMENDMENT	Date Filed: 5/31/2000 12:49 PM
OF	Elaine F. Marshall
UWHARRIE CAPITAL CORP	North Carolina Secretary of State

The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1.	The name of the corporation is Uwharrie Capital Corp.
2.	The Articles of Incorporation of the corporation are hereby amended by deleting Article II thereof and inserting in lieu thereof the following Article II.

“The Corporation shall have the authority to issue a total of 30,000,000 shares of capital stock divided into 20,000,000 shares of common stock, all of one class, with each share having a par value of $1.25 and 10,000,000 shares of preferred stock. The shares of preferred stock may be divided into two or more series by the Board of Directors with each series having such relative rights, privileges, preferences and limitations as the Board of Directors of the Corporation may and hereby is authorized to determine.”

3.	The foregoing amendment was adopted on the 2nd day of May, 2000 by shareholder action pursuant to Section 55-10-06 of the General Statutes of North Carolina.

This the 4th day of May, 2000.

UWHARRIE CAPITAL CORP

BY:	/s/ Roger L. Dick
Roger L. Dick
Chief Executive Officer

Prepared by and return to:

Anthony Gaeta, Jr., P.A.

808 Salem Woods Drive, Suite 201

Raleigh, NC  27615

Telephone:  (919) 845-2558

uwharrie.207